Cascade Financial Corporation		The Cereghino Group
Contacts:	Carol K. Nelson, CEO	corporate investor relations
	Lars Johnson, CFO	www.stockvalues.com
	425.339.5500	206.762.0993
www.cascadebank.com

NEWS RELEASE

CASCADE FINANCIAL’S EARNINGS INCREASE 8% IN THE THIRD QUARTER AND 21% YTD;

TOTAL LOANS INCREASE 12% AND DEPOSITS GROW 13%

Everett, WA - October 17, 2005 - Cascade Financial Corporation (Nasdaq: CASB), parent company of Cascade Bank, today reported that net income and earnings per share grew 8% in the third quarter, reflecting continued growth in the loan portfolio and higher checking and service fees. In the first nine months of 2005, net income increased 21% and earnings per diluted share grew 12%, reflecting the additional shares issued to acquire Issaquah Bancshares in the second quarter of last year.

Net income was $3.3 million in the third quarter of 2005, or $0.34 per diluted share, compared to $3.1 million, or $0.32 per share the previous year. For the nine-month period ended September 30, net income was $9.6 million, or $0.98 per diluted share in 2005, compared to $8.0 million, or $0.87 per share in the same period last year.

Third Quarter Highlights
•	Net income and earnings per diluted share increased 8% over the third quarter of 2004.
•	Revenues increased 11% from a year ago to $10.9 million.
•	Continued success of the High Performance Checking (HPC) program contributed to solid increases in checking and service fees.
•	Total loans grew 12% from a year ago, with business loans growing by 45%.
•	Credit quality remained strong: nonperforming loans were 0.10% of total loans at quarter-end and net charge offs totaled only $60,000, or 0.01% of total loans.
•	Net interest margin improved for the third consecutive quarter to 3.41%.

“The Western Washington economy continues to improve, and demand for commercial loans remains strong,” stated Carol K. Nelson, President and CEO. “We have sustained our loan and deposit growth momentum while maintaining exceptional credit quality. We will continue to focus on our customers’ needs in order to expand our existing relationships while looking to add new, profitable customers.”

Operating Results

“The continued success of our High Performance Checking program has helped stimulate revenue growth while providing us with a low-cost funding source,” Nelson said. “Revenues were up 11% from the third quarter last year and 18% for the nine-month period, fueled by increased net interest income and sizable increases in checking and services fees.” Revenues were $10.9 million in the third quarter of 2005, compared to $9.8 million a year ago, and $32.1 million for the first nine months of the year, compared to $27.3 million in the same period last year.

Net interest income before the provision for loan losses increased 9% to $9.3 million in the third quarter of 2005, compared to $8.6 million a year earlier, reflecting the ongoing shift to higher-yielding credits and a larger asset base. Other income grew 26% to $1.6 million, from $1.2 million in the third quarter of last year, despite no gains from securities sales, compared to $129,000 a year ago. Checking and service fees continued to climb, totaling $1.1 million compared to $770,000 a year ago. In addition, the gain on sale of loans was $241,000, versus $55,000 in the third quarter last year.

“Three months ago, we anticipated the HPC program would have a net, after-tax expense of roughly $100,000 in the third quarter, with the associated marketing expenses being partially offset by increased fee income,” Nelson said. “In fact, our income exceeded expectations and expenses were less than planned, resulting in a net, after-tax expense of just $47,000. In the fourth quarter, net expenses should be even more modest. When you consider the added benefit of a lower cost of funds, the value and success of HPC is even more apparent.”

“Noninterest expenses declined slightly from the previous quarter, but increased by 13% to $5.7 million in the third quarter of 2005, compared to $5.0 million a year ago,” added Lars Johnson, EVP and CFO. “Compensation expenses actually dropped by $44,000 from the third quarter last year, largely due to lower bonus payments and the absence of recruiter fees. While increased marketing expenses associated with the HPC program offset that improvement, operating expenses were also unusually low a year ago. In the third quarter of 2004 we were able to negotiate a $235,000 reduction in the early termination fee of a data processing contract that we assumed as part of the Issaquah acquisition.”

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Cascade Financial - 3Q05 Profits Up 8%
October 17, 2005
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For the first nine months of 2005, net interest income grew 15% to $27.3 million, from $23.7 million a year ago. Other income grew 35% to $4.8 million, compared to $3.6 million in the same period last year. Continued growth of checking and service fees contributed to the improvement, with the increased gain on sale of loans offsetting a decreased gain on sale of securities. Other expense increased by 15% to $17.0 million year-to-date, compared to $14.8 million in the first nine months of 2004, largely due to the costs associated with operating the expanded branch network.

Balance Sheet Management

“Fueled by continued strength in the local economy, total loans increased by $18.3 million in the third quarter alone, despite a $12.7 million sale of multifamily loans, following a larger sale of the same type of loans in the second quarter,” Nelson said. “While excluding these loan sales would result in greater loan growth, this sale has helped diversify our risk by lowering the concentration of commercial real estate loans and helped us grow noninterest income. In addition, we have reduced our exposure to higher short-term rates and improved our profitability, as we have replaced these assets with higher-yielding, prime-based loans.”

Third Quarter Change in Total Loans(dollars in thousands)<?xml:namespace prefix = o />
Beginning balance (6/30/05)	$ 860,695
New loans (net)	30,853
Less multifamily loan sale	(12,600)
Ending balance (9/30/05)	$ 878,948

Net increase	$ 18,253	8.5% annualized growth rate
Increase excluding loan sale	$ 30,853	14.3% annualized growth rate

Total loans have increased by 12% over the past year to $879 million, compared to $785 million at the end of the third quarter last year. Core commercial loans, which include construction, business, and commercial real estate lending, increased by 24% to $686 million, from $552 million a year ago. Construction loans grew by 38% to $152 million. Business loans increased by 45% to $394 million, while commercial real estate loans decreased by 18% to $140 million, primarily due to a reclassification of $35 million in loans from commercial real estate to business at the final integration of the Issaquah Division. Without that reclassification, business loans would have increased by 32% and commercial loans would have grown by 3%. Core commercial loans now account for 78% of total loans, compared to 70% of loans at the end of September 2004.

Consistent with management’s strategy to diversify risk, multifamily loans decreased by 42% to $53.4 million reflecting the two loan sales year-to-date totaling $33.6 million. Consumer and residential loan balances changed little in the past year.

“On the deposit side, HPC has continued to exceed expectations, with associated balances rising by 69% in the third quarter alone, to $16.0 million,” Nelson said. “In addition, increased time deposits helped fund new loans. Core deposit growth would have been higher, but we chose to end a marginally profitable relationship with a local escrow company, and had a payout of $4.5 million from an estate account in the third quarter.”

Total deposits increased 13% to $800 million compared to $710 million at the end of the third quarter last year. Checking balances were up 8% from a year ago, savings and money market accounts increased slightly, and time deposits grew 19% since the end of September 2004.

Stockholders’ equity increased by 8% to $103 million at quarter-end, compared to $95.0 million at the end of the third quarter last year. Book value per share was $10.71 at September 30, 2005, compared to $9.94 a year ago. Due to the creation of intangible assets associated with last year’s acquisition, tangible book value was $7.99 at the end of the quarter, compared to $7.23 a year ago.

Asset Quality

“Our credit quality has remained very good, and in fact improved by all measures over the last three months and the last year,” Nelson said. “Keeping credit expenses low is an essential part of our operating strategy.”

At September 30, 2005, nonperforming loans (NPLs) were $910,000, down from $1.3 million three months earlier and $1.2 million at the end of the third quarter last year. NPLs declined to 0.10% of total loans, versus 0.16% at the end of the previous quarter, 0.15% of loans at the end of September 2004. Nonperforming assets, which include Other Real Estate Owned as well as NPLs, were $1.3 million, representing 0.11% of total assets at quarter end, compared to $1.7 million, or 0.14% at the end of the second quarter of 2005, and $2.0 million, or 0.19% of total assets at the end of the third quarter last year.

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The provision for loan losses was $250,000 in the quarter, up from $150,000 a year ago. Net charge-offs were just $60,000 in the quarter, representing 0.01% of total loans. At the end of September 2005, the allowance for loan losses had grown to $10.1 million, representing 1.15% of total loans and more than 11 times NPLs. “We believe the reserve level is appropriate based upon our analysis of the portfolio and current economic condition,” Nelson said.

Net Interest Margin & Interest Rate Risk

“Our net interest margin improved modestly for the third consecutive quarter, despite aggressive pricing competition on both sides of the balance sheet and the Federal Reserve’s continued campaign to raise short-term rates.” Johnson said. “In the third quarter we extinguished a $10 million advance from the Federal Home Loan Bank at 6.12%, and had another $10 million advance mature last week.” The net interest margin was 3.41% in the third quarter and 3.38% in the first nine months of 2005, compared to 3.48% and 3.45%, respectively, a year ago.

	1Q04	2Q04	3Q04	4Q04	1Q05	2Q05	3Q05
Asset yield	5.88%	5.78%	5.89%	5.90%	5.97%	6.17%	6.33%
Liability cost	2.75%	2.60%	2.70%	2.80%	2.94%	3.11%	3.28%

Spread	3.13%	3.18%	3.19%	3.10%	3.03%	3.06%	3.05%
Margin	3.45%	3.46%	3.48%	3.41%	3.34%	3.38%	3.41%

“Our rate risk continues to indicate a modest exposure to changes in short-term interest rates,” Johnson said. “Our goal remains to grow our higher yielding loan balances while improving our liability mix through the growth of transaction accounts. We anticipate that our margin will remain in the 3.30% - 3.50% range in the near term.”

Performance Measures

Return on equity (ROE) was 13.1% in the third quarter and first nine months of 2005, compared to 13.5% and 13.8%, respectively, a year ago. Management also uses return on tangible equity (ROTE), a non-GAAP performance measure that excludes the goodwill created by the merger, and believes that this provides a more consistent comparison with pre-merger performance. Cascade’s ROTE was 17.7% for the third quarter and 17.8% for the year-to-date period, compared to 18.9% and 16.2%, respectively, last year. The efficiency ratio was 52.0% for the third quarter of 2005, compared to 51.1% a year earlier, and improved to 53.0% for the nine-month period, compared to 54.2% last year.

Cash Dividend Declared

On September 28, Cascade announced that its Board of Directors approved a 13% increase in the quarterly cash dividend, to $0.09 per share. This regular dividend is payable on October 26, to shareholders of record on October 12, 2005.

Conference Call

Carol Nelson and Lars Johnson will host a conference call on Tuesday, October 18, at 10:00 am PDT (1:00 pm EDT). Interested investors may listen to the call live or via replay at www.cascadebank.com. Investment professionals are invited to dial (303) 262-2139 to participate in the live call. A telephone replay of the call will be available for three weeks at (303) 590-3000, using passcode 11040278#.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Snohomish County, Washington. Cascade Bank operates 19 full service offices, located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish and North Bend.

In August 2005, US Banker magazine ranked Cascade #67 out of the Top Publicly Traded Mid-Tier Banks, those with less than $10 billion in assets, based on three-year average return on equity. The same publication has named President and CEO Carol Nelson one of the 25 Most Powerful Women in Banking.

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CONSOLIDATED FINANCIAL HIGHLIGHTS
INCOME STATEMENT
(Dollars in thousands except per share amounts)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	Change	2005	2004	Change
	(Unaudited)			(Unaudited)

Interest income	$ 17,391	$ 14,518	19.8%	$ 49,657	$ 40,223	23.5%
Interest expense	8,055	5,967	35.0%	22,396	16,525	35.5%
Net interest income	9,336	8,551	9.2%	27,261	23,698	15.0%
Provision for loan losses	250	150	66.7%	745	525	41.9%
Net interest income
after provision for loan losses	9,086	8,401	8.2%	26,516	23,173	14.4%
Other income
Gain on sale of loans	241	55	338.2%	705	199	254.3%
Gain on sale of securities	-	129	-100.0%	13	510	-97.5%
Checking fees	801	569	40.8%	2,344	1,513	54.9%
Service fees	252	201	25.4%	672	508	32.3%
Gain/(loss) on sale of real estate	-	-	NA	33	99	-66.7%
Bank owned life insurance	194	134	44.8%	572	401	42.6%
Other	76	150	-49.3%	492	349	41.0%
Total other income	1,564	1,238	26.3%	4,831	3,579	35.0%

Total income	10,650	9,639	10.5%	31,347	26,752	17.2%

Compensation expense	3,039	3,083	-1.4%	9,217	8,390	9.9%
Other operating expenses	2,596	1,922	35.1%	7,674	6,355	20.8%
FHLB prepayment fees	37	-	NA	110	26	323.1%
Total other expense	5,672	5,005	13.3%	17,001	14,771	15.1%

Net income before tax	4,978	4,634	7.4%	14,346	11,981	19.7%

Provision for income taxes	1,634	1,531	6.7%	4,716	4,020	17.3%

Net income	$ 3,344	$ 3,103	7.8%	$ 9,630	$ 7,961	21.0%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$ 0.35	$ 0.33	7.3%	$ 1.01	$ 0.91	10.8%
Earnings per share, diluted	$ 0.34	$ 0.32	7.6%	$ 0.98	$ 0.87	11.7%

Weighted average number of shares outstanding
Basic	9,583,650	9,540,663	0.5%	9,577,761	8,770,054	9.2%
Diluted	9,848,740	9,835,923	0.1%	9,852,327	9,098,496	8.3%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004		2005	2004
PERFORMANCE MEASURES
Return on equity	13.12%	13.54%		13.09%	13.76%
Return on tangible equity	17.73%	18.94%		17.82%	16.18%
Return on assets	1.15%	1.19%		1.13%	1.11%
Efficiency ratio	52.04%	51.13%		52.98%	54.15%
Net interest margin	3.41%	3.48%		3.38%	3.45%

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BALANCE SHEET	September 30, 2005	December 31, 2004	September 30, 2004	Annual Change
(Dollars in thousands except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$19,303	$11,692	$15,537	24.2%
Interest bearing deposits	22,475	1,337	1,663	1251.5%

Securities held to maturity	91,346	91,339	95,340	-4.2%
Securities available for sale	123,017	124,276	129,996	-5.4%
Total securities	214,363	215,615	225,336	-4.9%
Loans
Business	393,880	292,117	271,988	44.8%
R/E construction	151,875	107,431	109,901	38.2%
Commercial real estate	140,413	178,704	170,450	-17.6%
Multifamily	53,389	92,372	92,387	-42.2%
Home equity/consumer	32,752	30,125	32,239	1.6%
Residential	106,639	105,975	107,769	-1.0%
Total loans	878,948	806,724	784,734	12.0%
Deferred loan fees	(3,077)	(2,695)	(2,870)	7.2%
Allowance for loan losses	(10,081)	(9,563)	(9,435)	6.8%
Loans, net	865,790	794,466	772,429	12.1%
Premises and equipment	12,656	12,824	12,923	-2.1%
Real Estate Owned	386	868	891	-56.7%
Bank owned life insurance	17,148	16,650	11,506	49.0%
Other assets	8,886	9,211	8,439	5.3%
Goodwill and intangible assets	26,095	26,292	25,892	0.8%

Total assets	$1,187,102	$1,088,955	$1,074,616	10.5%

Deposits
Checking accounts	$122,135	$112,564	$113,173	7.9%
Savings and money market accounts	174,835	172,584	173,963	0.5%
Certificates of deposit	502,999	436,760	423,277	18.8%
Total deposits	799,969	721,908	710,413	12.6%
FHLB advances	241,000	228,000	230,000	4.8%
Securities sold under agreement to repurchase	20,513	20,902	20,886	-1.8%
Jr. Sub. Deb. (Trust Preferred Securities)	15,367	15,454	10,341	48.6%
Other liabilities	7,511	6,441	7,951	-5.5%
Total liabilities	1,084,360	992,705	979,591	10.7%

Stockholders' equity
Common stock and paid in capital	38,042	37,422	37,136	2.4%
Retained earnings	66,420	59,975	58,817	12.9%
Accumulated comprehensive gain/(loss)	(1,720)	(1,147)	(928)	85.3%
Total stockholders' equity	102,742	96,250	95,025	8.1%

Total liabilities and stockholders' equity	$1,187,102	$1,088,955	$1,074,616	10.5%

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ADDITIONAL INFORMATION	September 30, 2005	December 31, 2004	September 30, 2004
(Dollars in thousands except per share amounts)
Book value per common share	$10.71	$10.07	$9.94
Common stock outstanding	9,588,987	9,559,822	9,560,502
Capital/asset ratio (including Jr. Subordinate Deb.)	9.95%	10.26%	9.80%
Capital/asset ratio (Tier 1)	8.07%	8.04%	7.67%
Average assets	$1,162,681	$1,083,470	$1,044,062
Average earning assets	1,094,529	1,020,513	983,528
Average equity	101,596	94,806	91,668
Average tangible equity	75,455	68,896	65,550
Cash dividend per share	$0.08	$0.08	$0.07

Total equity	$102,742	$96,250	$95,025
Less: goodwill and intangibles	26,096	26,252	25,892
Tangible equity	76,646	69,998	69,133

Tangible book value per share	$7.99	$7.32	$7.23
Tangible capital/asset ratio (excluding Jr. Subordinate Deb.)	6.46%	6.59%	6.43%

ASSET QUALITY	September 30, 2005	December 31, 2004	September 30, 2004
Nonperforming loans (NPLs)	$910	$532	$1,151
Nonperforming loans/total loans	0.10%	0.07%	0.15%
Net loan charge-offs (recoveries)/qtr	$60	$22	$186
Net charge-offs/total loans	0.01%	0.00%	0.02%
Allowance for loan losses/total loans	1.15%	1.19%	1.20%
Allowance for loan losses/nonperforming loans	1108%	1798%	820%
Real estate owned	$386	$868	$891
Total nonperforming assets	$1,256	$1,400	$2,042
Nonperforming assets/total assets	0.11%	0.13%	0.19%

This press release contains supplemental financial information determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”). These measures include return on tangible equity, tangible book value per share and tangible capital to asset ratio. Cascade’s management uses these non-GAAP measures in its analysis of the company’s performance. These measures exclude the average and ending balances of acquisition-related goodwill and intangibles in determining average tangible shareholders’ equity. Banking and financial institution regulators also exclude goodwill and intangibles from shareholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of the financial measure excluding the impact of these items provides useful supplemental information that is essential for a proper understanding of the financial results of Cascade Financial Corporation, as they provide a method to assess management’s success in utilizing the company’s tangible capital. This disclosure should not be viewed as a substitute for results determined to be in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Safe Harbor Statement
This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1955. All such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to: continued strong demand for Cascade’s products and services, the ability to attract low-cost deposits and commercial loans, expectations for the net interest margin, maintaining asset quality, management’s ability to minimize interest rate exposure and the impact of interest rate movements, the ability to attract and retain qualified people, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

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Note: Transmitted on Business Wire on October 17, 2005 at 1:00 p.m. PDT.